GENESIS TO BECOME ASSOCIATED WITH QUINTANA CAPITAL GROUP
HOUSTON, TEXAS (December 17, 2009) – Genesis Energy, L.P. (AMEX:  GEL) announced that it will become associated with Quintana Capital Group (“Quintana”), an energy-focused private-equity firm headquartered in Houston, Texas.  An affiliate of Quintana  has entered into a definitive agreement with Denbury Resources Inc. (“Denbury”; NYSE: DNR) to acquire all of Denbury’s Class A membership interests in our general partner for cash.  Immediately after the closing, Quintana and its co-investors will control our general partner, and members of the Davison family and our management team will be minority investors.  Certain members of the Davison family currently own approximately 30% of our outstanding common units and Denbury will continue to own approximately 10% of our outstanding common units.
Genesis’ Chief Executive Officer, Grant Sims said “We are very pleased to receive such a substantial endorsement from respected and venerable energy investors like Quintana and the Davison family.  Both have a long history of investing in the energy industry and a wide breadth of commercial relationships.  It is anticipated they will further enhance Genesis’ ability to meet its objective of delivering long-term growth for the partnership.  We currently do not expect to see any significant changes in our day-to-day operations as a result of this transaction.  We will continue to work hard to create value for our unit holders by providing our customers quality services from our increasingly integrated set of assets.”
Corbin J. Robertson, Jr., Managing Partner of Quintana, said “We are very excited to partner with the Davison family and management to help continue to grow Genesis.  As one of Quintana’s primary vehicles for investing in the midstream segment of the energy sector, Genesis will have the opportunity to leverage off of the reputations, contacts, access to capital and deal flow of the Quintana-affiliated enterprises.”
Phil Rykhoek, Chief Executive Officer of Denbury, said “We have been successful in partnering with Genesis management to build an increasingly integrated midstream service provider focused in the Gulf Coast region. Our investment in Genesis, which began with a $2.2 million purchase of the general partner in 2002, has grown to a much larger value today, and we plan to utilize the net proceeds of approximately $85 million from the sale of our Class A interests in the general partner to help finance our pending strategic acquisitions of Encore Acquisition Company and the Conroe Field.  We are pleased to have attracted experienced energy investors to capitalize on Genesis’ existing footprint.”
The parties currently expect the transaction to close during the first quarter of 2010.  Closing is subject to the satisfaction of customary conditions, including making regulatory filings and obtaining third party consents.

About Genesis Energy
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama and Florida.

About Quintana Capital Group
Based in Houston, Texas, Quintana Capital Group, through its affiliated investment funds, currently  manages approximately $900 million in capital for various U.S and international investors.  With offices in Houston, TX, Dallas, TX, Midland, TX and Beijing, China, the firm focuses on control-oriented investments across a wide range of sectors in the energy industry, developing a portfolio that is diversified across the energy value chain.  Formed in 2006, Quintana is managed by highly experienced energy industry investors, including Corbin J. Robertson, Jr. and former Secretary of Commerce Donald L. Evans.

About Denbury Resources
Denbury Resources Inc. is a growing independent oil and natural gas company. Denbury is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in Louisiana, Alabama, and Southeast Texas. Denbury’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.

Contact:
Genesis Energy, L.P.                                                                Bob Deere, Chief Financial Officer,  713 860-2516
Quintana Capital Group                                                           Loren Soetenga, Chief Operating Officer, 713 751-7527
Denbury Resources Inc.                                                           Phil Rykhoek, CEO,   972-673-2000
                      Mark Allen, Sr. VP and CFO,   972-673-2000